Exhibit 99.1

COSTCO WHOLESALE CORPORATION RELEASES FOURTH QUARTER AND

FISCAL YEAR 2003 RESULTS OF OPERATIONS AND SEPTEMBER SALES RESULTS

ISSAQUAH, Wash., October 8, 2003 – Costco Wholesale Corporation (Nasdaq: COST) announced today its results of operations for the 16 weeks (fourth quarter) and the 52 weeks (fiscal year) ended August 31, 2003.

Net sales for fiscal 2003, the 52 weeks ended August 31, 2003, were $41.69 billion, an increase of 10% from $37.99 billion during the prior 52-week fiscal year ended September 1, 2002. Comparable warehouse sales increased 5% over the comparable 52-week period of fiscal 2002. Net sales for the 16-week fourth quarter ended August 31, 2003, increased 11% to $13.42 billion from $12.05 billion during the 16-week fourth quarter ended September 1, 2002. Comparable warehouse sales during the 16-week fourth quarter of fiscal 2003 increased 7% over the comparable 16-week period in the prior fiscal year.

Net income for the 16-week fourth quarter decreased 3% to $239.4 million, or $.51 per diluted share, from $247.4 million, or $.52 per diluted share, during the 16-week fourth quarter of fiscal 2002. Net income for fiscal 2003 increased 3% to $721.0 million, or $1.53 per diluted share, from $700.0 million, or $1.48 per diluted share during fiscal year 2002. The fiscal 2003 net income reflects an effective income tax rate of 36.18% for the fourth quarter and 37.75% for the fiscal year, compared with an effective tax rate of 35.55% for the 2002 fourth quarter and 38.50% for the fiscal year.

In addition to reporting fourth quarter and fiscal year 2003 operating results, the Company today also reported net sales of $4.07 billion for the month of September, the five weeks ended October 5, 2003, an increase of 13% from $3.59 billion in the same five-week period of the prior fiscal year. On a comparable warehouse basis, that is warehouses open at least a year, sales increased 10% during this five-week period.

Comparable sales for the 5-week September sales period ended October 5, 2003 were as follows:

5 Weeks
US	9%
International	16%
Total Company	10%

In addition, the Company announced that, effective October 3rd, one of Costco’s subsidiaries acquired from Carrefour Nederland B.V. it’s 20% equity interest in Costco Wholesale UK Limited, bringing Costco’s ownership in Costco Wholesale UK Limited to 100%. Costco Wholesale UK Limited currently operates 15 Costco warehouse locations – 12 in England and three in Scotland. One to two additional units are currently planned to be opened prior to the end of calendar year 2004.

A conference call to discuss these fiscal 2003 fourth quarter and year-end results, as well as the September sales results, is scheduled for 8:00 a.m. (PDT) today, October 8, 2003, and is available via a webcast on www.costco.com (go to Customer Service, Investor Relations, Financial Releases and click on the “Live Webcast” icon).

Costco currently operates 420 warehouses, including 310 in the United States, 61 in Canada, 15 in the United Kingdom, five in Korea, three in Taiwan, four in Japan and 22 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com. The Company plans to open an additional 10 warehouses (including the relocation of one existing warehouse to a larger and better-located facility) prior to the end of the 2003 calendar year.

Contacts: Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	16 Weeks Ended August 31, 2003	16 Weeks Ended September 1, 2002	52 Weeks Ended August 31, 2003	52 Weeks Ended September 1, 2002
REVENUE
Net sales	$13,416,845	$12,050,797	$41,692,699	$37,993,093
Membership fees and other	272,884	245,550	852,853	769,406

Total revenue	13,689,729	12,296,347	42,545,552	38,762,499
OPERATING EXPENSES
Merchandise costs	11,987,752	10,753,443	37,235,383	33,983,121
Selling, general and administrative	1,318,259	1,142,796	4,097,398	3,575,536
Preopening expenses	5,528	14,430	36,643	51,257
Provision for impaired assets and closing costs	4,000	5,000	19,500	21,050

Operating income	374,190	380,678	1,156,628	1,131,535
OTHER INCOME (EXPENSE)
Interest expense	(11,734)	(8,016)	(36,920)	(29,096)
Interest income and other	12,729	11,218	38,525	35,745

INCOME BEFORE INCOME TAXES	375,185	383,880	1,158,233	1,138,184
Provision for income taxes	135,759	136,479	437,233	438,201

NET INCOME	$239,426	$247,401	$721,000	$699,983

NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE:
Basic	$0.52	$0.54	$1.58	$1.54

Diluted	$0.51	$0.52	$1.53	$1.48

Shares used in calculation (000’s)
Basic	457,187	455,008	456,335	453,650
Diluted	480,384	479,240	479,326	479,262